EXHIBIT 99.1
LGI Homes, Inc. Reports Third Quarter and YTD 2014 Results
THE WOODLANDS, Texas, November 11, 2014 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the third quarter 2014 and the nine months ended September 30, 2014. Highlights include the following:
Third Quarter 2014 Comparisons to Third Quarter 2013

•	Diluted EPS of $0.34 on Net Income of $7.0 million

•	Net Income Before Income Taxes Increased 31.8% to $10.5 million

•	Home Closings Increased 24.3% to 557 Homes

•	Home Sales Revenues Increased 36.1% to $92.5 million

•	Average Home Sales Price Increased 9.4% to $166,097

•	Adjusted Gross Margin as a Percentage of Home Sales Revenues Increased 80 basis points to 28.3%

•	Active Selling Communities at Quarter-end Increased to 34 from 22

•	Total Owned and Controlled Lots Increased to 21,638

Nine Months Ended September 30, 2014 Comparisons to Nine Months Ended September 30, 2013

•	Diluted EPS of $0.99 on Net Income of $20.7 million

•	Net Income Before Income Taxes Increased 62.0% to $31.5 million

•	Home Closings Increased 53.2% to 1,704 Homes

•	Home Sales Revenues Increased 67.6% to $274.8 million

•	Average Home Sales Price Increased 9.4% to $161,296

Financial information for the third quarter of 2013 and the nine months ended September 30, 2013 is presented on a pro forma basis and gives effect to the acquisitions of the joint venture interests in the LGI/GTIS Joint Ventures (as defined below) as if the acquisitions had occurred on January 1, 2012. Please see the Unaudited Pro Forma Statements of Operations included later in this release.

Management Comments
“LGI Homes continues to deliver solid results,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “Sustaining the momentum of the previous quarters, we experienced strong year-over-year growth in home closings and revenue, average homes sales price and net income. In addition, we continued to execute our growth strategy and capture market share by increasing our active community count within our existing markets. Through the first three quarters of the year, all of our divisions were profitable and accretive to the company’s financial results.”

Lipar concluded, “The trend of profitability continues as the fourth quarter kicked off with a great start. We continue to see robust demand for homeownership across the nation and maintain an optimistic outlook on the remainder of the year.”
2014 Third Quarter Results
Home closings during the third quarter of 2014 increased 24.3% to 557 homes from 448 homes closed during the third quarter of 2013. Active selling communities increased 54.5% to 34 at the end of the third quarter of 2014, up from 22 at the end of the third quarter of last year.
Home sales revenues for the third quarter of 2014 increased 36.1% to $92.5 million compared to the third quarter of 2013. The increase in home sales revenues is primarily due to the increase in the number of active selling communities and homes closed as well as an increase in the average home sales price.
The average home sales price was $166,097 for the third quarter of 2014, an increase of $14,318, or 9.4%, over the third quarter of 2013. This increase was primarily due to an improved pricing environment and a shift in product mix.
Adjusted gross margin as a percentage of home sales revenues was 28.3% for the third quarter of 2014, an increase of 80 basis points over the adjusted gross margin as a percentage of home sales revenue for the third quarter of 2013. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Net income of $7.0 million, or $0.34 per diluted share, for the third quarter of 2014 includes $0.4 million of cost of sales related to the step-up adjustment for homes and lot option contracts acquired in the GTIS Acquisitions that were closed during the quarter.
Owned and controlled lots as of September 30, 2014 totaled 21,638 lots. This was an increase of 1,702 lots, or 8.5%, over owned and controlled lots as of June 30, 2014.

Results for the Nine Months Ended September 30, 2014
Home closings for the nine months ended September 30, 2014 increased 53.2% to 1,704 from 1,112 homes closed during the first nine months of 2013.
Home sales revenues for the nine months ended September 30, 2014 increased 67.6% to $274.8 million compared to the first nine months of 2013. The increase in home sales revenues is primarily due to the increase in the number of active selling communities and homes closed as well as an increase in the average home sales price.
The average home sales price during the nine months ended September 30, 2014 was $161,296, an increase of $13,844, or 9.4%, over the first nine months of 2013.

Net income of $20.7 million, or $0.99 per diluted share, for the nine months ended September 30, 2014, includes $2.4 million of cost of sales related to the step-up adjustment for homes and lot option contracts acquired in the GTIS Acquisitions that were closed during the period.
Background
Prior to the completion of the Company’s initial public offering (the “IPO”), the Company’s predecessor owned a 15% equity interest in and managed the day-to-day operations of four joint venture entities (the “LGI/GTIS Joint Ventures”). Concurrent with the IPO, the Company acquired all of the equity interests in the LGI/GTIS Joint Ventures that it did not own immediately prior to the IPO (the “GTIS Acquisitions”). The historical financial statements, for the three and nine months ended September 30, 2013, present the predecessor’s interests in the LGI/GTIS Joint Ventures using the equity method and the predecessor’s share of the LGI/GTIS Joint Ventures’ net earnings are included in income from unconsolidated joint ventures. Effective November 13, 2013, the Company owns all of the equity interests in the LGI/GTIS Joint Ventures and accounts for them on a consolidated basis after such date.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12 p.m. Eastern Time on Tuesday, November 11, 2014. The call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer, Secretary and Treasurer.
Participants may access the live webcast by visiting the Investors section of the Company’s website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately 90 days. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “17267925”. This replay will be available until November 19, 2014.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sales of homes in Texas, Arizona, Florida, Georgia, New Mexico and North Carolina. LGI's core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tampa, Orlando, Atlanta, Tucson, Albuquerque and most recently Charlotte. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate," "continue," "possible," "intent," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2014	2013
ASSETS	(Unaudited)
Cash and cash equivalents	$46,161	$54,069
Accounts receivable	9,713	5,402
Real estate inventory	291,988	141,983
Pre-acquisition costs and deposits	12,729	3,703
Deferred taxes, net	467	288
Property and equipment, net	1,373	845
Other assets	4,730	1,992
Goodwill and intangible assets, net	12,543	12,728
Total assets	$379,704	$221,010

LIABILITIES AND EQUITY
Accounts payable	$15,449	$14,001
Accrued expenses and other liabilities	17,747	7,100
Notes payable	160,188	35,535
Total liabilities	193,384	56,636

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 20,763,449 issued and outstanding	208	208
Additional paid-in capital	158,325	157,056
Retained earnings	27,787	7,110
Total equity	186,320	164,374
Total liabilities and equity	$379,704	$221,010

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Home sales	$92,516	$37,035	$274,848	$95,033
Management and warranty fees	—	1,007	—	2,309
Total revenues	92,516	38,042	274,848	97,342
Cost of sales	67,256	27,083	201,661	69,225
Selling expenses	9,239	3,589	25,788	9,082
General and administrative	6,115	4,052	16,557	9,078
Income from unconsolidated LGI/GTIS Joint Ventures	—	(1,976)	—	(2,920)
Operating income	9,906	5,294	30,842	12,877
Interest expense, net	—	(41)	—	(47)
Other income, net	628	34	663	56
Net income before income taxes	10,534	5,287	31,505	12,886
Income tax provision	(3,488)	(137)	(10,828)	(273)
Net income	7,046	5,150	20,677	12,613
Loss attributable to non-controlling interests	—	437	—	583
Net income attributable to owners	$7,046	$5,587	$20,677	$13,196
Basic and diluted earnings per share data:
Basic	$0.34		$1.00
Diluted	$0.34		$0.99

Weighted average number of shares of common stock:
Basic	20,763,449		20,763,449
Diluted	20,881,827		20,871,757

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on January 1, 2012 and does not purport to project the results of operations for any future period.

A step-up of approximately $7.9 million was recorded to the real estate inventory and certain lot option contracts in connection with the GTIS Acquisitions. Approximately $0.4 million of the $7.9 million fair value step-up adjustment is included in cost of sales for the three months ended September 30, 2014 related to real estate inventory at November 13, 2013 that was closed during the third quarter of 2014. As of September 30, 2014, a total of $5.8 million of the step-up adjustment has been amortized to cost of sales. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Three Months Ended September 30, 2013
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(In thousands)
Revenues:
Home sales	$37,035	$30,962	$—		$67,997
Management and warranty fees	1,007	—	(1,007)	(c)	—
Total revenues	38,042	30,962	(1,007)		67,997
Cost of sales	27,083	22,415	(69)	(c)	49,429
Selling expenses	3,589	2,464	—		6,053
General and administrative	4,052	1,352	(877)	(b)(c)	4,527
Income from unconsolidated LGI/GTIS Joint Ventures	(1,976)	—	1,976	(a)	—
Operating income	5,294	4,731	(2,037)		7,988
Interest expense	(41)	—	—		(41)
Other income (loss), net	34	15	—		49
Net income before income taxes	5,287	4,746	(2,037)		7,996
Income tax provision	(137)	(72)	—		(209)
Net income	5,150	4,674	(2,037)		7,787
Loss attributable to non-controlling interests	437	—	—		437
Net income attributable to owners	$5,587	$4,674	$(2,037)		$8,224

(a) Eliminates our Predecessor’s equity in the income of the LGI/GTIS Joint Ventures.

(b) Reflects amortization of the $0.7 million marketing related intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.1 million for the three months ended September 30, 2013.

(c) Reflects the elimination of $1.0 million of management and warranty fees our Predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. The applicable management services agreements were terminated in connection with the GTIS Acquisitions. The corresponding charges were recorded to general and administrative expense and cost of sales by the LGI/GTIS Joint Ventures.

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on January 1, 2012 and does not purport to project the results of operations for any future period.

A step-up of approximately $7.9 million was recorded to the real estate inventory and certain lot option contracts in connection with the GTIS Acquisitions. Approximately $2.4 million of the $7.9 million fair value step-up adjustment is included in cost of sales for the nine months ended September 30, 2014 related to real estate inventory at November 13, 2013 that was closed during the first nine months of 2014. As of September 30, 2014, a total of $5.8 million of the step-up adjustment has been amortized to cost of sales. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Nine Months Ended September 30, 2013
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(In thousands)
Revenues:
Home sales	$95,033	$68,933	$—		$163,966
Management and warranty fees	2,309	—	(2,309)	(c)	—
Total revenues	97,342	68,933	(2,309)		163,966
Cost of sales	69,225	49,805	(174)	(c)	118,856
Selling expenses	9,082	6,135	—		15,217
General and administrative	9,078	3,401	(1,985)	(b)(c)	10,494
Income from unconsolidated LGI/GTIS Joint Ventures	(2,920)	—	2,920	(a)	—
Operating income	12,877	9,592	(3,070)		19,399
Interest expense	(47)	—	—		(47)
Other income, net	56	77	(35)	(c)	98
Net income before income taxes	12,886	9,669	(3,105)		19,450
Income tax provision	(273)	(167)	—		(440)
Net income	12,613	9,502	(3,105)		19,010
Loss attributable to non-controlling interests	583	—	—		583
Net income attributable to owners	$13,196	$9,502	$(3,105)		$19,593

(a) Eliminates our Predecessor’s equity in the income of the LGI/GTIS Joint Ventures.

(b) Reflects amortization of the $0.7 million marketing related intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.2 million for the nine months ended September 30, 2013.

(c) Reflects the elimination of $2.3 million of management and warranty fees our Predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. The applicable management services agreements were terminated in connection with the GTIS Acquisitions. The corresponding charges of were recorded to general and administrative expense, cost of sales and other income by the LGI/GTIS Joint Ventures.

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, we have provided information in this press release relating to “Adjusted Gross Margin.”

Adjusted Gross Margin

Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. We define adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustment, which have real economic effects and could impact our results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.

The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable (dollars in thousands):

			Pro Forma
	Three Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2013
Home sales revenues	$92,516	$37,035	$67,997
Cost of sales	67,256	27,083	49,429
Gross margin	25,260	9,952	18,568
Purchase accounting adjustment (a)	434	—	—
Capitalized interest charged to cost of sales	473	114	114
Adjusted gross margin	$26,167	$10,066	$18,682
Gross margin % (b)	27.3%	26.9%	27.3%
Adjusted gross margin % (b)	28.3%	27.2%	27.5%

(a)
This adjustment results from the application of purchase accounting in connection with the GTIS Acquisitions and represents the amount of the fair value step-up adjustment to real estate inventory and lot option contract sold during the three months ended September 30, 2014 and September 30, 2013, as applicable.

(b)	Calculated as a percentage of home sales revenues.

Land Acquisition and Development

	As of September 30, 2014
Division	Owned (1)	Controlled	Total
Texas	9,273	4,030	13,303
Southwest	1,015	3,213	4,228
Florida	572	1,282	1,854
Southeast	2,240	13	2,253
Total	13,100	8,538	21,638

(1)	Of the 13,100 owned lots as of September 30, 2014, 9,031 were raw/under development lots and 4,069 were finished lots.

CONTACT:     Investor Relations:
        Taylor Renberg, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes